UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2011

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902

(Address of principal executive offices) (Zip Code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On December 20, 2011, L. Kellenberger & Co. AG (the “Company”), an indirect wholly-owned subsidiary of Hardinge Inc., entered into a new credit facility with Credit Suisse AG (the “Bank”) which provides for borrowing of up to CHF 3,000,000 (the “Facility”).  Upon entering into the Facility, the Company obtained a loan of CHF 3,000,000 under the Facility (the “Loan”) with a five-year term that matures on December 23, 2016.  Interest on the Loan accrues at a fixed rate of 2.65% per annum.  Payments of interest on the Loan are due and payable on the last day of each calendar quarter during the term of the Loan.  Payments of principal on the Loan in the amount of CHF 150,000 are due and payable on June 30 and December 31 beginning on June 30, 2012.

All borrowings under the Facility are secured by a mortgage on the Company’s facility in Romanshorn, Switzerland.  The Bank is entitled to terminate all loans granted under the Facility upon the occurrence of certain events including without limitation: the bankruptcy of the Company, the failure to pay loan obligations within 30 calendar days after they are due, insufficient insurance coverage on the mortgaged real property, the change in use of the mortgaged real property without the Bank’s consent and the deterioration in the assets or revenue of the Company.  The Facility is also subject to a minimum equity covenant requirement whereby the equity of the Company must be at least 35% of the Company’s balance sheet total assets.  The terms of the Facility also include customary representations, and affirmative and negative covenants.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: December 27, 2011	By:	/S/ EDWARD J. GAIO
Edward J. Gaio
Vice President and Chief Financial Officer
(Principal Financial Officer)